EXHIBIT 99.1

Rhino Resource Partners Announces Fourth Quarter 2013 Financial and Operating Results

LEXINGTON, Ky., Feb. 27, 2014 (GLOBE NEWSWIRE) -- Rhino Resource Partners LP (NYSE:RNO) ("Rhino" or the "Partnership") announced today its financial and operating results for the quarter ended December 31, 2013. For the quarter, the Partnership reported net income of $0.8 million and Adjusted EBITDA of $16.1 million, compared to net income of $8.7 million and Adjusted EBITDA of $21.3 million in the fourth quarter of 2012. Diluted income per common unit was $0.03 for the quarter compared to diluted income per unit of $0.31 for the fourth quarter of 2012. Total revenues for the quarter were $65.2 million, with coal sales generating $52.7 million of the total, compared to total revenues of $86.5 million and coal revenues of $78.9 million in the fourth quarter of 2012. (Refer to "Reconciliations of Adjusted EBITDA" included later in this release for reconciliations to the most directly comparable GAAP financial measures).

On January 21, 2014, the Partnership announced a cash distribution of $0.445 per common unit, or $1.78 per unit on an annualized basis. This distribution was paid on February 14, 2014 to all common unitholders of record as of the close of business on January 31, 2014. No distribution was paid on the subordinated units.

Rhino is pleased to announce that it has entered into a binding letter of intent to sell its oil and gas properties in the Utica Shale to Gulfport Energy Corporation for a purchase price of approximately $185 million.

Dave Zatezalo, Chairman of the Board of Directors of Rhino GP LLC, the general partner of the Partnership, stated, "This transaction is extremely significant for Rhino. This allows us to eliminate the company's debt and will give us tremendous financial flexibility. Our goal has been to create value for our unitholders in the energy sector and this investment has been a great success. In the coal sector, many producers are burdened with high levels of debt. The Utica sale eliminates that concern for us and gives us the flexibility to look for opportunities to expand in both coal and other energy assets."

Chris Walton, President and Chief Executive Officer of Rhino's general partner, stated "The benefit of transitioning Rhino to a diversified energy company has been demonstrated with the announcement of the sale of our Utica properties to Gulfport. In addition to the sale, we recently received an $8.4 million distribution from our Utica investment, which will positively impact income Q1 of 2014. Our first priority is the startup of the Pennyrile mine in the Illinois Basin, which remains on schedule to begin production in a few months. The combination of Pennyrile, Hopedale, and Castle Valley will provide a diversified and predictable base of earnings and cash flow for the company. We expect an eventual recovery in both the met coal market and Central Appalachia thermal markets, which will provide us with significant upside.

With the recently announced agreement to sell our Utica properties, we will provide full year 2014 guidance in the next few weeks. We also plan to provide a detailed analysis of our mining operations at an analysts' day, which we plan to hold in the same time frame.

At our coal operations, we continue to focus on safety while maintaining a constant emphasis on controlling operating costs. Per ton costs in Central Appalachia decreased year-to-year despite fewer tons produced while we experienced higher costs in Northern Appalachia and our western operations due to adverse mining conditions. We remain fully sold out in 2014 at our Hopedale operation and Castle Valley is also essentially sold out in 2014. We are seeing some increase in spot activity in Central Appalachia in both met coal and steam coal, and we are taking advantage of these opportunities when prices are acceptable. We continued to make cost improvements at Rhino Eastern as we completed the transition to the Eagle #3 mine.

The development of the Pennyrile property in western Kentucky is accelerating and the project continues to be on schedule with production on target for mid-2014. In addition to our initial 800,000 ton contract, we have agreed to test burns which should lead to additional sales.

Further, Walton stated "At Rhino Eastern we have fully transitioned to the Eagle #3 mine as we have completed mining the Eagle #1 reserve. This transition to the lower-cost Eagle #3 mine should help to reduce costs at Rhino Eastern going forward. Our portions of the losses at Rhino Eastern joint venture were relatively flat compared to the third quarter of 2013, and we expect further improvements as we operate in the lower-cost Eagle #3 mine."

Oil and Gas

  Utica Shale
  --   Rhino has entered into a binding letter of intent to sell its oil and gas properties in the Utica Shale to Gulfport Energy Corporation for a purchase price of approximately $185 million.

Coal Operations Update

Pennyrile

  The slope development continues to progress well as the slope has been driven to initially intersect with the coal seam.
  The air shaft construction is complete to the coal seam and installation of the ventilation fan has been completed.
  Construction continues on the preparation plant and river dock and loadout.
  Production remains on target to begin in mid-2014 and Pennyrile's Riveredge mine is expected to be a significant cash flow provider once production is ramped up in late 2014.
  The initial five year sales contract with a regional utility customer for 800,000 tons per year provides a solid base for this operation while discussions continue with additional customers.
  The Pennyrile complex will mine a large contiguous fully permitted, proven reserve of 32.6 million tons located on the navigable Green River in western Kentucky, with unique low cost access to large customer base, including export markets.

Northern Appalachia

  For the fourth quarter, year over year coal revenues per ton increased $4.63 to $59.56 while cost of operations costs per ton rose by $4.31 to $43.50.
  Sales volume was 266,000 tons, versus 468,000 tons in the prior year and 296,000 tons in the prior quarter. The year over year decline was primarily due to contract expirations at Sands Hill. Hopedale remains sold out through 2014.
  Sands Hill reduced its production to align with committed sales and we continue to pursue additional sales opportunities. Limestone sales were relatively flat during the quarter.

Rhino Western

  Coal revenues per ton in the quarter increased to $40.59 versus $39.94 in the prior year and $40.17 in the prior quarter. Cost of operations was $33.91 versus $28.53 in the prior year and $31.83 in the prior quarter. Sales volume was 228,000 tons versus 242,000 tons in the prior year and 241,000 tons in the prior quarter.
  While taking advantage of inquiries for spot sales of coal from Castle Valley, Rhino is essentially sold out in 2014.
  During the fourth quarter of 2013, Rhino made a strategic decision to permanently close the mining operations at its McClane Canyon complex in Colorado to avoid the ongoing costs that were being incurred to actively idle this complex, which had been idle since the end of 2010. A non-cash impairment charge of approximately $1.7 million was incurred during the fourth quarter of 2013 related to this closure.

Central Appalachia

  Coal revenues per ton were $82.81 versus $92.22 in the prior year and $82.05 in the prior quarter. Metallurgical coal revenues per ton were $81.42 versus $124.49 in the prior year and $82.21 in the prior quarter. Steam revenues were $83.92 per ton versus $80.90 in the prior year and $81.96 in the prior quarter. The quarter over quarter improvement was primarily due to the sale of less low quality steam coal.
  Cost of operations per ton in the quarter was $61.47 versus $67.56 in the prior year and $64.53 in the prior quarter. Sales volume was 333,000 tons in the quarter versus 472,000 in the prior year and 391,000 tons in the prior quarter. Rhino has maintained its inventories at low levels and continues to focus on unit costs.
  Rhino continues to make limited spot met sales and steam sales at both the Tug River and Rob Fork complexes.

Eastern Met

  Coal revenues per ton were $109.54 versus $185.20 in the prior year and $110.11 in the prior quarter. Cost of operations per ton was $98.06 versus $155.67 in the prior year and $115.18 in the prior quarter. Sales volumes were 65,000 tons versus 33,000 tons in the prior year and 62,000 tons in the prior quarter.
  Eagle #1 mine has ceased production and operations have totally shifted to the lower-cost Eagle #3 mine. While Eagle #3 is expected to have a capacity of 490,000 tons per year, activity is substantially below that level due to limited contracted sales and low spot prices.

Capital Expenditures

  Maintenance capital expenditures for the fourth quarter were approximately $2.8 million.
  Expansion capital expenditures for the fourth quarter were approximately $17.4 million, which consisted primarily of Rhino's investment in the Utica Shale and the ongoing development of Pennyrile, along with other internal development projects.

Sales Commitments

The table below displays Rhino's committed coal sales for the periods indicated.

	Year 2014		Year 2015
	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin *	$ 58.64	1,444,946	$ 53.55	1,496,000
Rhino Western	$ 42.02	930,000	$ 41.50	300,000
Central Appalachia	$ 73.71	670,216	$ --	--
Total	$ 56.88	3,045,162	$ 51.54	1,796,000

* Includes Pennyrile tons

Evaluating Financial Results

Restatement of Prior Periods. Prior to the issuance of the Partnership's 2013 financial statements, a determination was made that the Partnership had incorrectly calculated and reported its liability and costs for black lung benefits. The Partnership had previously accounted for its black lung benefit liability using an event driven approach under Accounting Standards Codification ("ASC") No. 450, Contingencies. It was determined the Partnership should have accounted for its black lung benefit liability using a service cost approach under ASC 710, Compensation-General, because this approach matches black lung costs over the service lives of the miners who ultimately receive black lung benefits. As a result, the Partnership's financial statements for the 2012 periods included in this press release have been restated from the amounts previously reported to correctly report the Partnership's liability and costs for black lung benefits. The financial statement items impacted include Cost of operations and Equity in net income (loss) of unconsolidated affiliates on the 2012 Statement of Operations and Investment in unconsolidated affiliates, Other non-current assets and Other non-current liabilities on the Statement of Financial Position. The Partnership does not believe the impact of this restatement is material to any prior period presented. Refer to "Impact of Prior Period Restatement" included later in this release for further information.

Rhino management uses a variety of financial measurements to analyze the Partnership's performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA. Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, including Rhino's proportionate share of these expense items from its Rhino Eastern LLC joint venture, while also excluding certain non-cash and/or non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the Partnership's operating performance. Because not all companies calculate Adjusted EBITDA identically, the Partnership's calculation may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. (Refer to "Reconciliations of Adjusted EBITDA" included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton. Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino's effectiveness in obtaining favorable prices for the Partnership's product.

Cost of Operations Per Ton. Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended December 31, 2013 included:

  Adjusted EBITDA of $16.1 million and net income of $0.8 million compared to Adjusted EBITDA of $21.3 million and net income of $8.7 million in the fourth quarter of 2012.  Both of the 2013 and 2012 figures include $0.2 million of net loss from the Partnership's joint venture, Rhino Eastern LLC, which also contributes to the Partnership's consolidated Adjusted EBITDA.
  Basic and diluted net income per common unit of $0.03 compared to basic and diluted net income per common unit of $0.31 for the fourth quarter of 2012.
  Coal sales of 0.8 million tons compared to 1.2 million for the fourth quarter of 2012.
  Total revenues and coal revenues of $65.2 million and $52.7 million, respectively, compared to $86.5 million and $78.9 million, respectively, for the same period of 2012.
  Coal revenues per ton of $63.69 compared to $66.74 for the fourth quarter of 2012, a decrease of 4.6%.
  Cost of operations of $44.1 million compared to $61.1 million for the same period of 2012.
  Cost of operations per ton of $53.40 compared to $51.71 for the fourth quarter of 2012, an increase of 3.3%.

Total coal revenues decreased approximately 33.3% due to a decrease in tons sold and lower selling prices resulting from the ongoing weakness in the met and steam coal markets. Coal revenues per ton decreased primarily because of lower prices for metallurgical coal sold in the fourth quarter of 2013 compared to the same period of 2012. Total dollars spent on cost of operations decreased year to year due to decreased production from weakness in the met and steam coal markets.  Rhino experienced increased cost of operations per ton during the quarter as a result of increased per ton costs incurred in Northern Appalachia associated with reducing production volumes at Sands Hill along with higher roof support costs at Hopedale. In addition, Rhino was subjected to increased per ton costs at its Castle Valley mine due to the sequence of mining where more higher cost advance mining was conducted during the fourth quarter of 2013 compared to more lower cost retreat mining that was performed in same period of 2012.  These increases in per ton costs were partially offset by a decrease in Central Appalachia's cost of operations per ton. Net income for the fourth quarter of 2013 was negatively impacted by approximately $1.7 million related to the asset impairment charge for McClane Canyon discussed earlier.

Results for the year ended December 31, 2013 included:

  Adjusted EBITDA of $63.5 million and net income of $9.4 million compared to Adjusted EBITDA of $89.8 million and net income of $39.5 million for the year ended 2012. The 2013 and 2012 figures include $4.3 million of net loss and $6.0 million of net income, respectively, from the Partnership's joint venture, Rhino Eastern LLC, which also contributes to the Partnership's consolidated Adjusted EBITDA.
  Basic and diluted net income per common unit of $0.33 compared to $1.40 for the year ended 2012.
  Coal sales of 3.7 million tons compared to 4.7 million for the year ended 2012.
  Total revenues and coal revenues of $277.9 million and $236.6 million, respectively, compared to $352.0 million and $304.6 million, respectively, for the same period of 2012.
  Coal revenues per ton of $64.42 compared to $65.22 for the year ended 2012, a decrease of 1.2%.
  Cost of operations of $201.1 million compared to $247.8 million for the same period of 2012.
  Cost of operations per ton of $54.74 compared to $53.06 for the year ended 2012, an increase of 3.2%.

Total coal revenues decreased approximately 22.3% primarily due to a decrease in tons sold from ongoing weakness in the met and steam coal markets. Coal revenues per ton decreased slightly year to year as higher selling prices for Northern Appalachia steam coal were offset by lower prices for metallurgical coal sold from Central Appalachia. Total dollars spent on cost of operations decreased year to year due to decreased production from weakness in the met and steam coal markets.  Cost of operations per ton increased because of the same factors discussed for the fourth quarter. Year to date net income for 2013 was negatively impacted by approximately $1.7 million related to the asset impairment charge for McClane Canyon discussed earlier and by approximately $0.9 million due to the write-off of a continuous miner that was damaged at one of our Central Appalachia underground mines in the first quarter of 2013.  Full year 2013 net income and Adjusted EBITDA were positively impacted by $10.5 million from the sale of the 20% royalty interest on Rhino's owned Utica Shale property. Year to date net income and Adjusted EBITDA for 2012 were positively impacted by $7.4 million in total lease bonus payments received on Rhino's owned Utica Shale property.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. Through its Elk Horn subsidiary, the Partnership also leases coal reserves to third parties in exchange for royalty revenues.  For the year ended December 31, 2013, the Partnership had five reportable business segments: Central Appalachia (includes results for Elk Horn), Northern Appalachia, Rhino Western, Eastern Met (comprised solely of the Rhino Eastern joint venture with Patriot) and Oil and Natural Gas. Beginning with 2013 year-end reporting, the Partnership has included a reportable business segment for its oil and natural gas activities since the total assets for these operations have met the quantitative threshold for separate segment reporting. The Oil and Natural Gas segment includes the Partnership's Utica Shale and Cana Woodford activities as well as its Razorback drill pad construction operations and its Muskie joint venture to provide sand for fracking operations. Prior to 2013, the Partnership's oil and natural gas activities were included in its Other category for segment reporting purposes. For periods prior to December 31, 2013, the segment data has been reclassified to separately report the Partnership's oil and natural gas activities. Additionally, the Partnership has an Other category that is comprised of the Partnership's ancillary businesses.

The Partnership accounts for the Rhino Eastern joint venture under the equity method. Under the equity method of accounting, only limited information (net income) is presented in the Partnership's consolidated financial statements. The Partnership has presented additional financial and operating details of the Rhino Eastern joint venture toward the end of this section.

			%			%
	Fourth	Fourth	Change*	Year to	Year to	Change*
(In millions, except per ton data and %)	Quarter	Quarter	4Q13 /	Date	Date	2013 /
	2013	2012	4Q12	2013	2012	2012
Central Appalachia
Coal revenues	$27.6	$43.5	(36.6%)	$126.4	$161.3	(21.6%)
Total revenues	$33.4	$47.8	(30.1%)	$147.4	$183.4	(19.6%)
Coal revenues per ton*	$82.81	$92.22	(10.2%)	$83.85	$91.83	(8.7%)
Cost of operations	$20.5	$31.8	(35.7%)	$100.0	$125.8	(20.5%)
Cost of operations per ton*	$61.47	$67.56	(9.0%)	$66.33	$71.62	(7.4%)
Tons produced	0.297	0.463	(35.9%)	1.529	1.804	(15.3%)
Tons sold	0.333	0.472	(29.4%)	1.508	1.756	(14.1%)
Northern Appalachia
Coal revenues	$15.8	$25.7	(38.5%)	$72.2	$102.9	(29.8%)
Total revenues	$18.3	$27.7	(34.1%)	$80.4	$122.0	(34.1%)
Coal revenues per ton*	$59.56	$54.93	8.4%	$58.95	$54.87	7.4%
Cost of operations	$11.5	$18.4	(37.1%)	$52.4	$76.0	(31.0%)
Cost of operations per ton*	$43.50	$39.19	11.0%	$42.79	$40.54	5.5%
Tons produced	0.326	0.461	(29.2%)	1.279	1.884	(32.1%)
Tons sold	0.266	0.468	(43.3%)	1.225	1.875	(34.7%)
Rhino Western
Coal revenues	$9.3	$9.7	(4.2%)	$38.0	$40.4	(6.1%)
Total revenues	$9.5	$9.9	(3.9%)	$38.3	$40.7	(6.0%)
Coal revenues per ton*	$40.59	$39.94	1.6%	$40.37	$38.89	3.8%
Cost of operations	$7.7	$6.9	12.0%	$30.7	$27.5	11.7%
Cost of operations per ton*	$33.91	$28.53	18.8%	$32.62	$26.42	23.5%
Tons produced	0.220	0.230	(4.2%)	0.881	1.011	(12.8%)
Tons sold	0.228	0.242	(5.7%)	0.940	1.039	(9.5%)
Oil and Natural Gas**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$3.7	$0.8	376.1%	$10.1	$1.9	431.6%
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$1.8	$0.5	242.3%	$5.3	$1.5	251.3%
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$0.3	$0.3	(8.8%)	$1.7	$4.0	(56.6%)
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$2.6	$3.5	(24.5%)	$12.7	$17.0	(25.4%)
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$52.7	$78.9	(33.3%)	$236.6	$304.6	(22.3%)
Total revenues	$65.2	$86.5	(24.6%)	$277.9	$352.0	(21.1%)
Coal revenues per ton*	$63.69	$66.74	(4.6%)	$64.42	$65.22	(1.2%)
Cost of operations	$44.1	$61.1	(27.8%)	$201.1	$247.8	(18.9%)
Cost of operations per ton*	$53.40	$51.71	3.3%	$54.74	$53.06	3.2%
Tons produced	0.843	1.154	(26.9%)	3.689	4.699	(21.5%)
Tons sold	0.827	1.182	(30.1%)	3.673	4.670	(21.4%)
Eastern Met 100% Basis †
Coal revenues	$7.1	$6.1	16.8%	$27.7	$55.2	(49.8%)
Total revenues	$7.2	$6.1	17.9%	$27.9	$55.2	(49.6%)
Coal revenues per ton*	$109.54	$185.20	(40.9%)	$111.27	$185.98	(40.2%)
Cost of operations	$6.4	$5.1	24.4%	$31.5	$36.7	(14.1%)
Cost of operations per ton*	$98.06	$155.67	(37.0%)	$126.60	$123.77	2.3%
Net income/(loss)	($0.3)	($0.4)	(12.2%)	($8.4)	$11.9	(170.1%)
Partnership's portion of net income/(loss)	($0.2)	($0.2)	(12.2%)	($4.3)	$6.0	(171.0%)
Tons produced***	0.063	0.054	15.0%	0.205	0.337	(39.1%)
Tons sold***	0.065	0.033	97.6%	0.249	0.297	(16.0%)

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.
** The Oil and Natural Gas segment do not relate to coal production. The Other category includes results for Rhino's ancillary businesses. The activities performed by these ancillary businesses do not directly relate to coal production. As a result, coal revenues, coal revenues per ton and cost of operations per ton are not presented for the Oil and Natural Gas segment or the Other category.
*** Rhino Eastern currently produces and sells only premium mid-vol met coal.
† Eastern Met includes the financial data for the Rhino Eastern joint venture in which the Partnership has a 51% membership interest and for which the Partnership serves as manager. The Partnership's consolidated revenue and costs do not include any portion of the revenue or costs of Rhino Eastern since the Partnership accounts for this operation under the equity method. The Partnership only records its proportionate share of net income of Rhino Eastern as a single item in its financial statements, but the Partnership believes the presentation of these items for Rhino Eastern provides additional insight into how this operation contributes to the overall performance of the Partnership.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below. Note that the Partnership's Northern Appalachia and Rhino Western segments currently produce and sell only steam coal.

			%			%
	Fourth	Fourth	Change*	Year to	Year to	Change*
	Quarter	Quarter	4Q13 /	Date	Date	2013 /
(In thousands, except per ton data and %)**	2013	2012	4Q12	2013	2012	2012
Met coal tons sold	147.6	122.4	20.6%	597.9	467.8	27.8%
Steam coal tons sold	185.4	349.2	(46.9%)	909.8	1,288.3	(29.4%)
Total tons sold	333.0	471.6	(29.4%)	1,507.7	1,756.1	(14.1%)

Met coal revenue	$12,021	$15,235	(21.1%)	$53,721	$59,511	(9.7%)
Steam coal revenue	$15,559	$28,254	(44.9%)	$72,699	$101,762	(28.6%)
Total coal revenue	$27,580	$43,489	(36.6%)	$126,420	$161,273	(21.6%)

Met coal revenues per ton	$81.42	$124.49	(34.6%)	$89.86	$127.21	(29.4%)
Steam coal revenues per ton	$83.92	$80.90	3.7%	$79.90	$78.99	1.2%
Total coal revenues per ton	$82.81	$92.22	(10.2%)	$83.85	$91.83	(8.7%)

Met coal tons produced	120.3	78.7	52.9%	570.5	468.3	21.8%
Steam coal tons produced	176.4	384.5	(54.1%)	958.7	1,336.2	(28.2%)
Total tons produced	296.7	463.2	(35.9%)	1,529.2	1,804.5	(15.3%)

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.
** Excludes data for the Rhino Eastern mining complex located in West Virginia for which the Partnership has a 51% membership interest and serves as manager.

Fourth Quarter 2013 Financial and Operational Results Conference Call

Rhino's fourth quarter 2013 financial and operational results conference call is scheduled for today at 11:00 am Eastern time. Participants should call 866-277-1184 (United States/Canada) or 617-597-5360 (International) and utilize the confirmation code 47267377. A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under 'Investor Relations'.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call 888-286-8010 (United States/Canada) or 617-801-6888 (International) and enter confirmation code 64773422. The recording will be available from 2:00 pm (ET) on Thursday, February 27, 2014 through Thursday, March 6, 2014 at 11:59 pm (ET).

The webcast will be archived on the site for one year.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States, and it leases coal through its Elk Horn subsidiary.

About Wexford Capital LP

Rhino's general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP ("Wexford"). Wexford is an SEC registered investment advisor with over $4 billion of assets under management. Wexford has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors. Through Wexford's extensive portfolio of energy, resource and related investments, it sees an extensive flow of potential new investment opportunities, many which could be suitable for Rhino. Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to Rhino and expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites – RhinoLP.com and Wexford.com.

Forward Looking Statements

Except for historical information, statements made in this press release are "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading "Coal Operations Update," "Oil and Gas," and "Guidance." These forward-looking statements are based on Rhino's current expectations and beliefs concerning future developments and their potential effect on Rhino's business, operating results, financial condition and similar matters. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates. Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino's control or ability to predict. Therefore, actual results and developments could materially differ from Rhino's historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; increased competition in global coal markets and declines in demand for coal; current and future environmental laws and regulations which could materially increase operating costs or limit Rhino's ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; a variety of operating risks, such as unfavorable geologic conditions, natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; fluctuations in transportation costs or disruptions in transportation services could increase competition or impair Rhino's ability to supply coal; a shortage of skilled labor; increases in raw material costs, such as steel, diesel fuel and explosives; Rhino's ability to acquire replacement coal reserves that are economically recoverable; inaccuracies in Rhino's estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino's ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino's dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as resulting from low natural gas prices; disruption in supplies of coal produced by contractors operating Rhino's mines; defects in title in properties that Rhino owns or losses of any of Rhino's leasehold interests; increased labor costs or work stoppages; the ability to retain and attract senior management and other key personnel; and assumptions underlying reclamation and mine closure obligations are materially inaccurate.

Other factors that could cause Rhino's actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

RHINO RESOURCE PARTNERS LP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS OF DECEMBER 31, 2013 and 2012
(in thousands)

	December 31,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 423	$ 461
Accounts receivable, net of allowance	23,915	33,560
Inventories	18,580	18,743
Prepaid expenses and other	4,751	4,510
Total current assets	47,669	57,274
Net property, plant & equipment, incl coal properties, mine development and construction costs	479,224	463,960
Investment in unconsolidated affiliates	21,243	23,224
Other non-current assets	16,368	15,418
TOTAL	$ 564,504	$ 559,876
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 21,688	$ 18,030
Current portion of long-term debt	1,024	2,350
Accrued expenses and other	20,515	24,660
Total current liabilities	43,227	45,040
NON-CURRENT LIABILITIES:
Long-term debt	170,022	161,199
Asset retirement obligations	32,878	30,748
Other non-current liabilities	22,006	23,095
Total non-current liabilities	224,906	215,042
Total liabilities	268,133	260,082
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL:
Limited partners	283,339	287,060
General partner	10,801	11,303
Accumulated other comprehensive income	2,231	1,431
Total partners' capital	296,371	299,794
TOTAL	$ 564,504	$ 559,876

RHINO RESOURCE PARTNERS LP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
REVENUES:
Coal sales	$ 52,655	$ 78,885	$ 236,601	$ 304,568
Other revenues	12,576	7,651	41,290	47,423
Total revenues	65,231	86,536	277,891	351,991
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	44,144	61,123	201,042	247,783
Freight and handling costs	400	1,251	1,294	5,833
Depreciation, depletion and amortization	11,348	10,458	42,609	41,370
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	4,638	5,402	19,800	20,442
Asset impairment loss	1,667	--	1,667	--
(Gain) loss on sale/disposal of assets—net	(58)	(2,714)	(10,359)	(4,890)
Total costs and expenses	62,139	75,520	256,053	310,538
INCOME FROM OPERATIONS	3,092	11,016	21,838	41,453
INTEREST AND OTHER INCOME (EXPENSE):
Interest expense and other	(2,050)	(1,878)	(7,898)	(7,767)
Interest income and other	207	--	207	92
Equity in net income (loss) of unconsolidated affiliates	(429)	(448)	(4,729)	5,757
Total interest and other income (expense)	(2,272)	(2,326)	(12,420)	(1,918)
INCOME BEFORE INCOME TAXES	820	8,690	9,418	39,535
NET INCOME	$ 820	$ 8,690	$ 9,418	$ 39,535

General partner's interest in net income	$ 16	$ 174	$ 188	$ 790
Common unitholders' interest in net income	$ 458	$ 4,708	$ 5,217	$ 21,422
Subordinated unitholders' interest in net income	$ 346	$ 3,808	$ 4,013	$ 17,323
Net income per limited partner unit, basic:
Common units	$ 0.03	$ 0.31	$ 0.33	$ 1.40
Subordinated units	$ 0.03	$ 0.31	$ 0.32	$ 1.40
Net income per limited partner unit, diluted:
Common units	$ 0.03	$ 0.31	$ 0.33	$ 1.40
Subordinated units	$ 0.03	$ 0.31	$ 0.32	$ 1.40
Distributions paid per limited partner unit (1)	$ 0.445	$ 0.445	$ 1.78	$ 1.85
Weighted average number of limited partner units outstanding, basic:
Common units	16,659	15,348	15,751	15,331
Subordinated units	12,397	12,397	12,397	12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	16,672	15,349	15,760	15,335
Subordinated units	12,397	12,397	12,397	12,397

(1) No distributions were paid on the subordinated units during 2013 or for the three months ended June 30, 2012, September 30, 2012 and December 31, 2012.

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization). Rhino management believes the presentation of Adjusted EBITDA that includes the proportionate share of DD&A and interest expense for Rhino Eastern is appropriate since the Partnership's portion of Rhino Eastern's net income that is recognized as a single line item in its financial statements is affected by these expense items. Since Rhino does not reflect these proportionate expense items of DD&A and interest expense in its consolidated financial statements, management believes that the adjustment for these expense items in the Adjusted EBITDA calculation is more representative of how management reviews the results of the Partnership and provides investors with additional information that they can use to evaluate Rhino's results.

	Fourth	Fourth
	Quarter	Quarter	Year to	Year to
($ in millions)	2013	2012	Date 2013	Date 2012
Net (loss)/income	$ 0.8	$ 8.7	$ 9.4	$ 39.5
Plus:
Depreciation, depletion and amortization (DD&A)	11.3	10.4	42.6	41.4
Interest expense	2.0	1.9	7.9	7.8
EBITDA	$ 14.1	$ 21.0	$ 59.9	$ 88.7
Plus: Rhino Eastern DD&A-51%	0.3	0.2	1.0	1.0
Plus: Rhino Eastern interest expense-51%	--	--	--	0.1
Plus: Non-cash write-off of mining equipment and asset impairment (1)	1.7	--	2.6	--
Adjusted EBITDA*	$ 16.1	$ 21.3	$ 63.5	$ 89.8

* Totals may not foot due to rounding
(1) During the first quarter of 2013, Rhino incurred a non-cash expense of approximately $0.9 million due to the write-off of a continuous miner that was damaged at one of the Partnership's underground mines in Central Appalachia. In addition, during the fourth quarter of 2013, Rhino management made a strategic decision to permanently close the mining operations at the McClane Canyon complex in Colorado, which resulted in a non-cash impairment charge of approximately $1.7 million. Management believes that the isolation and presentation of these specific items to arrive at Adjusted EBITDA is useful because it enhances investors' understanding of how management assesses the performance of Rhino's business. Management believes the adjustment of these items provides investors with additional information that they can utilize in evaluating Rhino's performance. Additionally, management believes the isolation of these items provides investors with enhanced comparability to prior and future periods of Rhino's operating results.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions)	2013	2012	2013	2012
Net cash provided by operating activities	$ 11.5	$ 21.7	$ 51.7	$ 79.7
Plus:
Increase in net operating assets	3.3	--	--	--
Gain on sale of assets	0.1	3.1	10.4	4.9
Amortization of deferred revenue	0.5	--	1.6	0.9
Amortization of actuarial gain	--	0.1	0.1	0.3
Interest expense	2.0	1.9	7.9	7.8
Equity in net income of unconsolidated affiliate	--	--	--	5.8
Less:
Decrease in net operating assets	--	4.0	0.6	3.3
Accretion on interest-free debt	--	0.1	0.1	0.2
Amortization of advance royalties	0.1	0.1	0.3	0.2
Amortization of debt issuance costs	0.4	0.3	1.3	1.1
Equity-based compensation	--	0.2	0.6	0.9
Loss on retirement of advanced royalties	0.1	--	0.2	0.1
Loss on asset impairment	1.7	--	1.7	--
Accretion on asset retirement obligations	0.6	0.6	2.3	1.9
Distributions from unconsolidated affiliate	--	--	--	3.0
Equity in net loss of unconsolidated affiliates	0.4	0.4	4.7	--
EBITDA	$ 14.1	$ 21.1	$ 59.9	$ 88.7
Plus: Rhino Eastern DD&A-51%	0.3	0.2	1.0	1.0
Plus: Rhino Eastern interest expense-51%	--	--	--	0.1
Plus: Non-cash write-off of mining equipment and asset impairment (1)	1.7	--	2.6	--
Adjusted EBITDA	$ 16.1	$ 21.3	$ 63.5	$ 89.8

(1) During the first quarter of 2013, Rhino incurred a non-cash expense of approximately $0.9 million due to the write-off of a continuous miner that was damaged at one of the Partnership's underground mines in Central Appalachia. In addition, during the fourth quarter of 2013, Rhino management made a strategic decision to permanently close the mining operations at the McClane Canyon complex in Colorado, which resulted in a non-cash impairment charge of approximately $1.7 million. Management believes that the isolation and presentation of these specific items to arrive at Adjusted EBITDA is useful because it enhances investors' understanding of how management assesses the performance of Rhino's business. Management believes the adjustment of these items provides investors with additional information that they can utilize in evaluating Rhino's performance. Additionally, management believes the isolation of these items provides investors with enhanced comparability to prior and future periods of Rhino's operating results.

Impact of Prior Period Restatement

As detailed earlier in this release, the financial statements for the 2012 periods included in this press release have been restated from the amounts previously reported to correctly report the Partnership's liability and costs for black lung benefits.  The Partnership does not believe the impact of this restatement is material to any prior period presented. The effect of the restatement is detailed as follows:

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	As of December 31, 2012
	As Previously
	Reported	As Restated
	(in thousands)
Investment in unconsolidated affiliates	$ 23,659	$ 23,224
Other non-current assets	14,565	15,418
Total assets	559,458	559,876

Other non-current liabilities	16,829	23,095
Total non-current liabilities	208,776	215,042
Total liabilities	253,816	260,082
Partners' Capital:
Limited partners	292,791	287,060
General partner	11,420	11,303
Accumulated other comprehensive income	1,431	1,431
Total partners' capital	305,642	299,794
Total liabilities and partners' capital	$ 559,458	$ 559,876

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31, 2012		Twelve Months Ended December 31, 2012
	As Previously		As Previously
	Reported	As Restated	Reported	As Restated
	(in thousands)		(in thousands)

Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	$ 60,446	$ 61,123	$ 247,105	$ 247,783
Total costs and expenses	74,843	75,520	309,860	310,538
Income from operations	11,693	11,016	42,131	41,453
Equity in net income (loss) of unconsolidated affiliates	(439)	(448)	5,766	5,757
Total interest and other income (expense)	(2,317)	(2,326)	(1,909)	(1,918)
Income before income taxes	9,376	8,690	40,222	39,535
Net income	9,376	8,690	40,222	39,535

General partner's interest in net income	$ 188	$ 174	$ 804	$ 790
Common unitholders' interest in net income	$ 5,080	$ 4,708	$ 21,794	$ 21,422
Subordinated unitholders' interest in net income	$ 4,108	$ 3,808	$ 17,624	$ 17,323
Net income per limited partner unit, basic:
Common units	$ 0.33	$ 0.31	$ 1.42	$ 1.40
Subordinated units	$ 0.33	$ 0.31	$ 1.42	$ 1.40
Net income per limited partner unit, diluted:
Common units	$ 0.33	$ 0.31	$ 1.42	$ 1.40
Subordinated units	$ 0.33	$ 0.31	$ 1.42	$ 1.40
CONTACT: Investor Contacts:
         Scott Morris
         +1 859.519.3622
         smorris@rhinolp.com